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                                                             THOMAS H. NELSON
                                                              (206) 340-9654
 ______________, 1998                                     tnelson@grahamdunn.com



                                                                     EXHIBIT 8.1

GB, Inc.                                               HUB Financial Corporation
202 Main Street                                        3030 N. Montana Avenue
Kalispell, Montana  59903                              Helena, Montana  59601

        Re: Holding Company Merger / Tax Consequences

Ladies and Gentlemen:

        This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the "Merger") of HUB Financial Corporation ("HUB"), a Montana corporation and bank holding company, into GB, Inc. ("Glacier"), a Delaware corporation and bank holding corporation.

        We have acted as legal counsel to Glacier in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

        (a) The Plan and Agreement of Merger, dated as of December 30, 1997, between Glacier and HUB (the "Merger Agreement");

        (b) Agreement and Plan of Share Exchange, dated as of December 30, 1997, between Glacier and Valley Bank of Helena ("VB");

        (c) Form S-4 Registration Statement of Glacier filed with the Securities and Exchange Commission on _________, 1998;

        (d) The Proxy Statement of HUB (included as part of the Registration Statement);

        (e) The Proxy Statement of VB (included as part of the Registration Statement);

        (f) The factual representations set forth in a letter from Glacier and HUB, dated ___________________, 1998; and

        (g) Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.
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        We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, and that the Merger will be effected in accordance with the terms of the Merger Agreement.

        In connection with the Merger and pursuant to the Merger Agreement, each share of HUB voting common stock will be exchanged for that number of shares of Glacier voting common stock based on the exchange rate established in the Merger Agreement. No fractional shares will be involved. HUB shareholders who perfect their dissenters rights under state law will be paid the cash value for their HUB shares. Such payments will be made by HUB without reimbursement by Glacier. Upon the consummation of the Merger, Glacier will continue the historic business of HUB.

        Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the matter contemplated, it is our opinion that:

1. The merger of HUB into Glacier solely for Glacier voting common stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as amended (the "Code"). HUB and Glacier will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by HUB shareholders upon the receipt of Glacier voting common stock solely in exchange for their shares of HUB stock, pursuant to Section 354(a)(1) of the Code.

3. The basis of the shares of Glacier voting common stock received by HUB shareholders will be the same as the basis of the HUB stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code.

4. The holding period of the shares of Glacier voting common stock received by HUB shareholders will include the holding period during which the HUB stock surrendered in exchange therefor was held, provided that the shares of HUB stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.

5. Where cash is received by any dissenting shareholder of HUB in exchange for the surrender of all of such shareholder's HUB stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her HUB stock, subject to the provisions and limitation of Section 302 of the Code.
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6.      No gain or loss will be recognized by HUB upon the transfer of its assets to Glacier, pursuant to Sections 361 and 357(a) of the Code.

7. The basis of the assets of HUB acquired by Glacier will be the same as the basis of HUB in the assets immediately before the Merger, pursuant to Section 362(b) of the Code.

8. The holding period of the assets acquired by Glacier will include the period such assets were held by HUB, pursuant to Section 1223(2) of the Code.

9. No gain or loss will be recognized by Glacier upon the receipt by Glacier of the assets of HUB, as described above.

        Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of Glacier, the shareholders of Glacier and the shareholders of HUB, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

        Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption "Certain Legal Matters" concerning certain tax matters relating to the Merger. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to Section 7 of the Act, or the rules and regulations of the SEC promulgated under the Act.



                                            Sincerely,

                                            GRAHAM & DUNN



                                            Thomas H. Nelson

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THN/jlb